Exhibit 99.1

Usio Announces Record Second Quarter 2023 Financial Results

Revenue of $21.3 million, up 31%; 12th Consecutive Quarter of Revenue Growth

Third Consecutive Quarter of More than $1 Million of Adjusted EBITDA1

Reiterates Expectations of 18% - 20% Full Year 2023 Revenue Growth

SAN ANTONIO, August 14, 2023 (GLOBE NEWSWIRE) – Usio, Inc: (Nasdaq: USIO), a leading FinTech company that operates a full stack of integrated, cloud-based electronic payment and embedded financial solutions, today announced financial results for the second quarter, which ended June 30, 2023.

Louis Hoch, President and Chief Executive Officer of Usio, said, “I am extremely pleased to report another quarter of record revenue, up 31% from the year ago quarter. More importantly, this drove a significant year-over-year improvement in key profitability measures, with our second consecutive quarter of record gross profits, leading to another quarter of positive GAAP earnings and our third consecutive quarter of more than $1 million in adjusted EBITDA1. These results once again illustrate how our diversified strategy of offering a comprehensive portfolio of complementary electronic payment and related technologies has been successful, and this year will lead to significant growth, positive cash flow and an improved bottom line.

"Second quarter results were led by a 276% increase in prepaid revenues, which the Company expects should more than double in 2023 compared to 2022, in part due to the more than $6 million of revenue expected to be generated over the second half of 2023 from spoilage fees on expired card programs. Our prepaid card business has also been expanding its applications and rapidly growing its customer base, particularly with non-profit organizations and in the corporate expense and general disbursements card markets, while also benefitting from the strong growth of many long-term customers. Revenues generated by our subsidiary Usio Output Solutions were up 20%. Output Solutions continues to add new clients with recurring needs - especially in the governmental, utility and energy markets - while strategically building its electronic bill presentment and payments business. Credit Card revenues were also up, led by a 26% increase in our flagship PayFac business, where transactions in the quarter were up 31% as compared to the second quarter of 2022. During the quarter, Credit Card completed numerous new integrations, including new governmental agencies that should drive total credit card volume and revenue growth over the second half of the year. ACH revenues were also up in the quarter, despite the significant decrease in revenues attributable to our exit from the crypto currency market in the second half of 2022. Excluding the Voyager crypto currency volume, ACH volumes would have been up in the quarter, although ACH will be facing difficult year-ago comparables over the second half of the year, as crypto currency was winding down in late 2022 while still contributing to year-ago results.

Gross profits for the quarter ended June 30, 2023 were a record $5.0 million and gross margins expanded 3.5% compared to the second quarter of 2022. Margins reflect a favorable sales mix and higher margin prepaid card residual revenues from breakage and spoilage, as well as the benefit of some one-time items. Selling, general and administrative expenses in the quarter were essentially unchanged from a year ago for the second consecutive quarter, despite a 31% increase in quarterly revenues as compared to last year. As a result, the Company reported a $2.1 million increase in GAAP net income, which rose to $0.2 million in the quarter from a loss of $1.9 million a year ago. Adjusted EBITDA1 was $1.2 million, a $1.7 million improvement from the $0.6 million Adjusted EBITDA1 loss a year ago, and the third consecutive quarter in which the Company has reported over $1 million in quarterly Adjusted EBITDA1. Over the first six months of the year, the Company has generated $3.1 million more in Adjusted EBITDA1 than in the comparable year ago period. The Company’s financial position also continued to improve, with $0.9 million in cash added to the balance sheet over the first six months of the year as the Company generated $1.3 million in Adjusted Operating Cash Flows1 in the first half of this fiscal year."

Mr. Hoch continued, "This was the most outstanding quarterly and first half financial performance in the Company’s history, which has us well positioned to meet our 18% - 20% revenue growth objective for the year, despite some second half challenges. This success has also enabled us to invest in our franchise, expand our products and solutions, and enter new markets. Both Card and Output Solutions are enjoying unprecedented success in the governmental market with long-term programs that could lead to additional opportunities. Though ACH could encounter headwinds over the second half of the year, ACH is benefitting from new programs that bundle all of our electronic and related payment technologies, such as ACH, to both collect and disburse payments. And, the prepaid card business continues to leverage its deep relationships and innovative technologies to respond to the myriad of new and unique applications for which its solutions are being adopted. As a result, we have never had as strong a sales pipeline as we have today, which supports our confidence in an even brighter future. Our success is the culmination of both the hard work of our many team members and the strategic decisions and market foresight that foresaw how a diversified solutions set and customer mix represents a formula for strong growth and improving profitability."

Quarterly Processing and Transaction Volumes

Total payment transactions processed in the second quarter of 2023 were 9 million, a decrease of 14% over the same quarter of last year. Total payment dollars processed through all payment channels in the second quarter of 2023 were $1.3 billion, down compared to last year’s second quarter. The decrease in both dollars and transactions processed in the quarter is primarily attributable to the Company's exit from the crypto currency market over the second half of 2022.

In our Card segment, dollars processed were up 2% and transactions processed were up 15% from a year ago. Prepaid card load volume was up 48%, transactions processed were down 9% and purchase dollars processed were up 51%, in each case, from the same quarter a year ago. ACH electronic check transaction volume was down 31%, electronic check dollars processed were down 55% and return check transactions processed were down by 17%, in each case, compared to a year ago.

Second Quarter 2023 Revenue Detail

Revenues for the quarter ended June 30, 2023 increased 31% compared to the prior year quarter to $21.3 million, and revenues for the six months ended June 30, 2023 increased 24% compared to the prior year six-month period to $42.7 million, reflecting growth in the Prepaid, Usio Output Solutions, and Credit Card lines of business.

	Three Months Ended June 30,
	2023	2022	$ Change	% Change

ACH and complementary service revenue	$4,079,157	$3,899,612	$179,545	5%
Credit card revenue	7,115,884	6,885,697	230,187	3%
Prepaid card services revenue	5,217,468	1,388,110	3,829,358	276%
Output solutions revenue	4,849,197	4,042,267	806,930	20%
Total Revenue	$21,261,706	$16,215,686	$5,046,020	31%

	Six Months Ended June 30,
	2023	2022	$ Change	% Change

ACH and complementary service revenue	$7,419,879	$7,742,928	$(323,049)	(4)%
Credit card revenue	14,455,782	$13,653,919	801,863	6%
Prepaid card services revenue	10,024,872	$4,156,557	5,868,315	141%
Output solutions revenue	10,807,417	8,773,625	2,033,792	23%
Total Revenue	$42,707,950	$34,327,029	$8,380,921	24%

Gross profits for the quarter were $5.0 million while gross margins were 23.6%, up 3.5% from the same period a year ago, and gross profits for the six months ended June 30, 2023 were $9.9, with gross margins of 23.2%, up 3.5% from the same period a year ago. This increase in gross margins reflects the favorable impact of residual revenues generated from prepaid card breakage and spoilage, as well as an improvement at Output Solutions, where the significant increase in revenue better leveraged its fixed cost base.

Other selling, general and administrative expenses were $3.9 million for the quarter ended June 30, 2023, flat compared to the prior year period despite a 31% increase in revenues, reflecting a focus on expense control. Similarly, other selling, general, and administrative expenses for the six months ended June 30, 2023 were $7.7 compared to $7.6 in the prior year period.

For the quarter, we reported an operating income of $0.1 million and Adjusted EBITDA1 of $1.2 million, an improvement of $1.7 million from an Adjusted EBITDA1 loss of $0.6 million for the prior year quarter. Net income for the quarter ended June 30, 2023 was $0.2 million, or $0.01 per share, compared to a net loss of $1.9 million, or ($0.10) per share, for the same period in the prior year. All of the Company's key second quarter 2023 profitability metrics - including operating income, Adjusted EBITDA1, net income and earnings per share - improved from the same quarter a year ago due to increased revenues, record gross profits and disciplined expense control.

For the six months ended June 30, 2023, operating income was $0.1 million and Adjusted EBITDA1 was $2.2 million, an improvement of $3.1 from an Adjusted EBITDA1 loss of $0.9 million for the prior year six-month period. Net income in the first six months of 2023 was $0.2 million, or $0.01 per share, versus a net loss of $3.6 million, or ($0.18) per share, in the first six months of 2022.

Adjusted Operating Cash Flows1 (excluding merchant reserve funds, prepaid card load assets, customer deposits and net operating lease assets and obligations) was $1.3 million for the six months ended June 30, 2023. Cash flows provided by operating activities was $27.8 million for the six months ended June 30, 2023, compared to cash flows used by operating activities of $22.1 million in the same period a year ago.

We continue to be in solid financial condition with $6.6 million in cash and cash equivalents as of June 30, 2023, reflecting a $0.9 million improvement in cash balances compared to December 31, 2022.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures

Conference Call and Webcast

Usio, Inc.'s management will host a conference call on Monday, August 14, 2023, at 4:30 pm Eastern time to review financial results and provide a business update. To listen to the conference call, interested parties within the U.S. should call +1-844-883-3890. International callers should call + 1-412-317-9246. All callers should ask for the Usio conference call. The conference call will also be available through a live webcast, which can be accessed via the Company’s website at www.usio.com/investors.

A replay of the call will be available approximately one hour after the end of the call through August 28, 2023. The replay can be accessed via the Company’s website or by dialing +1-877-344-7529 (U.S.) or 1-412-317-0088 (international). The replay conference playback code is 4319180.

About Usio, Inc.

Usio, Inc. (Nasdaq: USIO), is a leading Fintech that operates a full stack of proprietary, cloud-based integrated payment and embedded financial solutions in a single ecosystem to a wide range of merchants, billers, banks, service bureaus and card issuers. The Company operates credit/debit and ACH payment processing platforms, as well as a turn-key card issuing platform to deliver convenient, world-class payment solutions and services to its clients. The Company, through its Usio Output Solutions division, offers services relating to electronic bill presentment, document composition, document decomposition and printing and mailing services. The strength of the Company lies in its ability to provide tailored solutions for card issuance, payment acceptance, and bill payments as well as its unique technology in the prepaid sector. Usio is headquartered in San Antonio, Texas, and has a development office in Austin, Texas.

Websites: www.usio.com, www.payfacinabox.com, www.akimbocard.com and www.usiooutput.com. Find us on Facebook® and Twitter.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended, of EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP financial measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation and amortization of intangibles. The Company defines adjusted EBITDA as EBITDA, as defined above, plus non-cash stock option costs and certain non-recurring items, such as costs related to acquisitions. The Company defines adjusted EBITDA margins as the adjusted EBITDA, as defined above, divided by total revenues. The Company defines adjusted operating cash flow as net cash provided (used) by operating activities, less changes in prepaid card load obligations, customer deposits, merchant reserves and net operating lease assets and obligations. These adjustments to net cash provided (used) by operating activities are not inclusive of any regular expense items, and only include changes in our assets and liabilities accounts on our consolidated balance sheet. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows as indicators of the Company's operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations.

Management believes EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows are helpful to investors in evaluating the Company's operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded.

EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue, net income, or cash provided (used) by operating activities, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow have limitations as analytical tools and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our operating results as reported under GAAP.

1 See reconciliation of non-GAAP financial measures below

FORWARD-LOOKING STATEMENTS DISCLAIMER

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements which are covered by safe harbors. Those statements include, but may not be limited to, all statements regarding management's intent, belief and expectations, such as statements concerning our future and our operating and growth strategy. These forward-looking statements are identified by the use of words such as "believe," "should," "intend," "look forward," "anticipate," "schedule,” and "expect" among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks related to an economic downturn, the realization of opportunities from the IMS acquisition, the management of the Company's growth, the loss of key resellers, the relationships with the Automated Clearing House network, bank sponsors, third-party card processing providers and merchants, the security of our software, hardware and information, the volatility of the stock price, the need to obtain additional financing, risks associated with new legislation, and compliance with complex federal, state and local laws and regulations, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2022. One or more of these factors have affected, and in the future could affect, the Company’s businesses and financial results and could cause actual results to differ materially from plans and projections. Although the Company believes that the assumptions underlying the forward-looking statements included in this press release are reasonable, the Company can give no assurance such assumptions will prove to be correct. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives and plans will be achieved. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements, except as required by law.

Contact:

Paul Manley

Senior Vice President, Investor Relations

paul.manley@usio.com

612-834-1804

USIO, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$6,575,124	$5,709,117
Accounts receivable, net	5,221,772	4,371,640
Settlement processing assets	45,060,670	49,737,068
Prepaid card load assets	46,398,476	20,170,761
Customer deposits	1,563,192	1,554,122
Inventory	482,170	507,355
Prepaid expenses and other	627,117	450,389
Current assets before merchant reserves	105,928,521	82,500,452
Merchant reserves	5,141,040	4,909,501
Total current assets	111,069,561	87,409,953

Property and equipment, net	3,006,347	3,222,816

Other assets:
Intangibles, net	2,189,427	2,625,360
Deferred tax asset, net	1,504,000	1,504,000
Operating lease right-of-use assets	2,680,527	2,795,483
Other assets	355,357	355,357
Total other assets	6,729,311	7,280,200

Total Assets	$120,805,219	$97,912,969

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$913,277	$858,622
Accrued expenses	3,802,854	3,721,108
Operating lease liabilities, current portion	663,354	617,319
Equipment loan, current portion	43,208	56,429
Settlement processing obligations	45,060,670	49,737,068
Prepaid card load obligations	46,398,476	20,170,761
Customer deposits	1,563,192	1,554,122
Current liabilities before merchant reserve obligations	98,445,031	76,715,429
Merchant reserve obligations	5,141,040	4,909,501
Total current liabilities	103,586,071	81,624,930

Non-current liabilities:
Equipment loan, non-current portion	-	14,994
Operating lease liabilities, non-current portion	2,157,933	2,338,947
Total liabilities	105,744,004	83,978,871

Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; -0- shares outstanding at June 30, 2023 (unaudited) and December 31, 2022, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 28,462,606 and 27,044,900 issued, and 26,362,870 and 25,097,963 outstanding at June 30, 2023 (unaudited) and December 31, 2022, respectively	196,888	195,471
Additional paid-in capital	96,853,243	94,048,603
Treasury stock, at cost; 2,099,736 and 1,946,937 shares at June 30, 2023 (unaudited) and December 31, 2022, respectively	(3,924,225)	(3,749,027)
Deferred compensation	(7,421,516)	(5,697,900)
Accumulated deficit	(70,643,175)	(70,863,049)
Total stockholders' equity	15,061,215	13,934,098

Total Liabilities and Stockholders' Equity	$120,805,219	$97,912,969

USIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenues	$21,261,706	$16,215,686	$42,707,950	$34,327,029
Cost of services	16,250,988	12,955,782	32,795,417	27,557,996
Gross profit	5,010,718	3,259,904	9,912,533	6,769,033

Selling, general and administrative:
Stock-based compensation	577,869	473,701	1,082,443	1,024,383
Other SG&A expenses	3,854,022	3,848,696	7,727,241	7,643,842
Depreciation and amortization	522,999	807,934	1,041,028	1,522,869
Total selling, general and administrative expenses	4,954,890	5,130,331	9,850,712	10,191,094

Operating income (loss)	55,828	(1,870,427)	61,821	(3,422,061)

Other income and (expense):
Interest income	218,844	1,166	311,772	1,747
Interest expense	(533)	(1,084)	(1,195)	(2,301)
Other income and (expense), net	218,311	82	310,577	(554)

Income (Loss) before income taxes	274,139	(1,870,345)	372,398	(3,422,615)
Income tax expense	69,098	70,000	152,524	140,000

Net Income (Loss)	$205,041	$(1,940,345)	$219,874	$(3,562,615)

Income (Loss) Per Share
Basic income (loss) per common share:	$0.01	$(0.10)	$0.01	$(0.18)
Diluted income (loss) per common share:	$0.01	$(0.10)	$0.01	$(0.18)
Weighted average common shares outstanding
Basic	20,128,429	20,316,572	20,125,440	20,298,573
Diluted	26,413,329	20,316,572	26,410,340	20,298,573

USIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2023	2022
Operating Activities
Net income (loss)	$219,874	$(3,562,615)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	605,095	586,936
Amortization	435,933	935,933
Stock-based compensation	1,082,443	1,024,383
Amortization of warrant costs	—	17,970
Non-cash revenue from returned common stock	(156,162)	—
Changes in operating assets and liabilities:
Accounts receivable	(850,132)	1,125,416
Prepaid expenses and other	(176,728)	(402,939)
Operating lease right-of-use assets	114,956	(281,442)
Inventory	25,185	(53,850)
Accounts payable and accrued expenses	136,401	(829,390)
Operating lease liabilities	(134,979)	289,502
Prepaid card load obligations	26,227,715	(21,486,085)
Merchant reserves	231,539	433,920
Customer deposits	9,070	107,021
Deferred revenue	—	(17,647)
Net cash provided (used) by operating activities	27,770,210	(22,112,887)

Investing Activities
Purchases of property and equipment	(388,628)	(411,818)
Net cash (used) by investing activities	(388,628)	(411,818)

Financing Activities
Payments on equipment loan	(28,215)	(27,110)
Purchases of treasury stock	(19,036)	(546,589)
Net cash (used) by financing activities	(47,251)	(573,699)

Change in cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves	27,334,331	(23,098,404)
Cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves, beginning of year	32,343,501	51,591,560

Cash, Cash Equivalents, Prepaid Card Loads, Customer Deposits and Merchant Reserves, End of Period	$59,677,832	$28,493,156

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$1,195	$2,301
Income taxes	312,158	—
Non-cash financing activities:
Issuance of deferred stock compensation	2,478,506	12,330

USIO, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock		Additional Paid- In	Treasury	Deferred	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Compensation	Deficit	Equity

Balance at December 31, 2022	27,044,900	$195,471	$94,048,603	$(3,749,027)	$(5,697,900)	$(70,863,049)	$13,934,098

Issuance of common stock under equity incentive plan	1,421,250	1,421	2,638,529	—	(2,444,054)	—	195,896
Deferred compensation amortization	—	—	—	—	308,676	—	308,676
Purchase of treasury stock costs	—	—	—	(8,529)	—	—	(8,529)
Net income for the period	—	—	—	—	—	14,833	14,833

Balance at March 31, 2023	28,466,150	$196,892	$96,687,132	$(3,757,556)	$(7,833,278)	$(70,848,216)	$14,444,974

Issuance of common stock under equity incentive plan	111,456	111	354,199	—	(34,452)	—	319,858
Reversal of deferred compensation amortization that did not vest	(115,000)	(115)	(188,088)	—	103,091	—	(85,112)
Deferred compensation amortization	—	—	—	—	343,123	—	343,123
Purchase of treasury stock costs	—	—	—	(10,507)	—	—	(10,507)
Non-cash return of common stock	—	—	—	(156,162)	—	—	(156,162)
Net income for the period	—	—	—	—	—	205,041	205,041

Balance at June 30, 2023	28,462,606	$196,888	$96,853,243	$(3,924,225)	$(7,421,516)	$(70,643,175)	$15,061,215

Balance at December 31, 2021	26,807,145	$195,235	$93,100,129	$(2,404,458)	$(6,842,195)	$(65,379,805)	$18,668,906

Issuance of common stock under equity incentive plan	61,600	62	267,856	—	(12,330)	—	255,588
Warrant compensation costs	—	—	8,985	—	—	—	8,985
Deferred compensation amortization	—	—	—	—	295,092	—	295,092
Purchase of treasury stock costs	—	—	—	(66,494)	—	—	(66,494)
Net (loss) for the period	—	—	—	—	—	(1,622,270)	(1,622,270)

Balance at March 31, 2022	26,868,745	$195,297	$93,376,970	$(2,470,952)	$(6,559,433)	$(67,002,075)	$17,539,807

Issuance of common stock under equity incentive plan	54,233	52	258,636	—	—	—	258,688
Warrant compensation costs	—	—	8,985	—	—	—	8,985
Reversal of deferred compensation amortization that did not vest	(85,000)	(85)	(176,465)	—	97,621	—	(78,929)
Deferred compensation amortization	—	—	—	—	293,942	—	293,942
Purchase of treasury stock costs	—	—	—	(480,095)	—	—	(480,095)
Net (loss) for the period	—	—	—	—	—	(1,940,345)	(1,940,345)

Balance at June 30, 2022	26,837,978	$195,264	$93,468,126	$(2,951,047)	$(6,167,870)	$(68,942,420)	$15,602,053

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Reconciliation from Operating income (Loss) to Adjusted EBITDA:
Operating income (Loss)	$55,828	$(1,870,427)	$61,821	$(3,422,061)
Depreciation and amortization	522,999	807,934	1,041,028	1,522,869
EBITDA	578,827	(1,062,493)	1,102,849	(1,899,192)
Non-cash stock-based compensation expense, net	577,869	473,701	1,082,443	1,024,383
Adjusted EBITDA	$1,156,696	$(588,792)	$2,185,292	$(874,809)

Calculation of Adjusted EBITDA margins:
Revenues	$21,261,706	$16,215,686	$42,707,950	$34,327,029
Adjusted EBITDA	1,156,696	(588,792)	2,185,292	(874,809)
Adjusted EBITDA margins	5.4%	(3.6)%	5.1%	(2.5)%

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Six Months Ended June 30,
	2023	2022

Reconciliation from net cash provided (used) by operating activities to Non-GAAP Adjusted Operating Cash Flow (used):
Net cash provided (used) by operating activities	$27,770,210	$(22,112,887)
Operating cash flow (used) adjustments:
Prepaid card load obligations	(26,227,715)	21,486,085
Customer deposits	(9,070)	(107,021)
Merchant reserves	(231,539)	(433,920)
Operating lease right-of-use assets	(114,956)	281,442
Operating lease liabilities	134,979	(289,502)
Total adjustments to net cash provided (used) by operating activities	$(26,448,301)	$20,937,084
Adjusted operating cash flows provided (used)	$1,321,909	$(1,175,803)